Exhibit 12
AMENDED AND RESTATED JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of statements on Schedule 13D (including amendments thereto) with respect to the Common Stock of Cape Fear Bank Corp. and further agree that this Joint Filing Agreement (the “Agreement”) be included as an exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this March 26, 2008. The Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such parts taken together will constitute a part of this Agreement.

Date: March 26, 2008.	By:	/s/ Maurice J. Koury
Maurice J. Koury, Individually

Date: March 26, 2008.	By:	/s/ Maurice J. Koury
Maurice J. Koury, Trustee of the Maurice and
Ann Koury Charitable Trust

Date: March 26, 2008.	By:	/s/ Maurice J. Koury
Maurice J. Koury, Chairman of the Board of
the Maurice J. Koury Foundation, Inc.

Date: March 26, 2008.	By:	/s/ James S. Mahan III
James S. Mahan III, Individually

Date: March 26, 2008.	By:	/s/ David Lucht
David Lucht, Individually

Date: March 26, 2008.	By:	/s/ Robert Isser
Robert Isser, Individually

Date: March 26, 2008.	By:	/s/ Haywood Cochrane, Jr.
Haywood Cochrane, Jr., Individually

Date: March 26, 2008.	By:	/s/ Mort Neblett
Mort Neblett, Individually

Date: March 26, 2008.	By:	/s/ Scott C. Sullivan
Scott C. Sullivan, Individually

Date: March 26, 2008.	By:	/s/ Miltom E. Petty
Miltom E. Petty, Individually